UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	June 29, 2006

NYFIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21324	06-1344888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Ludlow Street, Stamford, Connecticut 06902
(Address of principal executive offices)

Registrant’s telephone number, including area code:	203-425-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 29, 2006, NYFIX, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain clients of a large, Boston-based institutional investor (collectively, the “Buyers”). Pursuant to the Purchase Agreement, subject to the satisfaction of customary closing conditions and the execution and delivery by the parties of a registration rights agreement, the Buyers agreed to acquire 2,713,000 shares of the Company’s Common Stock for an aggregate purchase price of $12,615,450.00. The Company also agreed to issue 157,693 shares of its Common Stock to pay placement agent fees equivalent to 6% of the gross proceeds at the closing of the transaction. The closing of the transaction occurred on July 5, 2006 (the “Closing Date”).

Pursuant to the registration rights agreement entered into by the parties on the Closing Date as a condition of closing under the Purchase Agreement, the Company is obligated to use its best efforts to become current in its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by September 30, 2006. Failure of the Company to become current in such obligations by December 31, 2006 would result in the Company incurring liability to the Buyers in the form of liquidated damages in the amount of 5% of the purchase price. The Company is obligated to cause the registration statement to become effective within 45 days (if the SEC will not review such registration statement) and 120 days (if the SEC does review the registration statement) following the date that the Company cures the delinquency in its Exchange Act reporting (such 45 or 120 day deadline, as applicable, the “Effectiveness Deadline”). Failure of the registration statement to become effective by the Effectiveness Deadline would result in liability of the Company to the Buyers for liquidated damages in the amount of 2% of the purchase price for each 30-day period after the Effectiveness Deadline during which the registration statement fails to become effective. The Company’s total liability for liquidated damages in connection with both such deadlines is capped at 13% of the aggregate purchase price. The registration rights agreement also contains customary indemnity and contribution provisions in favor of the investors and the Company. The Company is responsible for paying the costs associated with the aforementioned registration statement.

Item 3.02.  Unregistered Sale of Equity Securities.

On the Closing Date the Company issued 2,713,000 shares of its Common Stock to the Buyers for an aggregate purchase price of $12,615,450.00. The issuance of the shares to the Buyers was effected in reliance on the exemption from the registration provisions of the Securities Act of 1933 , as amended (the “Securities Act”) provided by Regulation D, Rule 506.

Pursuant to the Purchase Agreement signed and delivered to the Company by the Buyers, each Buyer made the following representations, among others: (a) such Buyer is acquiring the securities for its own account for investment and not for the account of any other person and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempt from registration, (b) such Buyer is an accredited investor and is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision like that involved in the purchase of the securities of the Company, (c) such Buyer was furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Company’s securities which have been requested by such Buyer and that such Buyer was provided the opportunity to ask questions of the Company. Management determined that each Buyer is an Accredited Investor (as defined in Regulation D) and also a sophisticated investor. In addition, the Company disclosed to the Buyers that such shares have not been registered under the Securities Act and consequently cannot be resold unless registered under the Securities Act or an exemption from registration is available, and a restrictive legend will be placed on the share certificates. Consequently, management determined that such shares can be issued to the Buyers in reliance on Rule 506 of Regulation D.

A fee equivalent to 6% of the gross proceeds of the private placement was paid at closing in shares of the Company’s Common Stock to Rhone Group Advisors, LLC, which served as placement agent for the sale to the Buyers. Such placement agent agreement contained similar representations and warranties to those contained in the Purchase Agreement, and Rhone Group Advisors also represented to the Company that it is a registered broker-dealer. Management determined on such basis that such placement agent is also an Accredited Investor and sophisticated investor. No other commission, finder’s fee or similar remuneration was or will be paid to any party in connection with the private placement to the Buyers.

On June 30, 2006, the Company announced pursuant to a press release that it had entered into the above-described Purchase Agreement. A copy of such press release is furnished as an exhibit hereto.

The proceeds from the transaction will be used for general corporate purposes, including ongoing working capital needs, investments in technological infrastructure and increasing the capital in the Company’s regulated broker-dealer subsidiaries.

The disclosure contained in Item 1.01 of this Form 8-K is incorporated into this Item 3.02 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of NYFIX, Inc., issued June 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYFIX, INC.

By:	/s/ Brian Bellardo
Name: Brian Bellardo
Title: Secretary

Dated:  July 6, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release of NYFIX, Inc. dated June 30, 2006